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                                                                       EXHIBIT 5
Tenneco
1010 Milam Street
PO Box 2511
Houston, Texas 77252 2511

Tel 713 757 2131

M.W. Meyer                                        [LOGO OF TENNECO APPEARS HERE]
Vice President and
 Deputy General Counsel
Direct: 713 757 3073
Fax: 713 757 3581

                                                                  April 30, 1996

Tenneco Inc.
Tenneco Building
Houston, Texas 77002

Gentlemen:

  As Vice President and Deputy General Counsel of Tenneco Inc., a Delaware corporation (the "Company"), I am familiar with the Company's Certificate of Incorporation and all amendments thereto and the bylaws of the Company.

  I am familiar with the 457,192 shares of the Company's Common Stock, par value $5 per share (the "Common Stock"), which may be sold by the stockholders of MLP Holdings, Inc. ("MLP"), having been acquired by them in connection with a merger of MLP with a subsidiary of the Company and which are being registered pursuant to the Registration Statement on Form S-3 with which this opinion is filed as an exhibit (the "Registration Statement").

  I have examined all statutes, corporate records and other instruments and documents which I have deemed it necessary to examine for the purposes of this opinion. Based upon the foregoing, I am of the opinion that:

  1. The Company has been duly organized and is legally existing under the laws of the State of Delaware.

  2. The Common Stock is fully paid and nonassessable.

  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the use of my name therein.

                                         Very truly yours,


                                         /s/ M.W. Meyer

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